Psychemedics Corporation Announces Earnings Up 20% And Top Revenue Quarter

DECLARES 69th CONSECUTIVE QUARTERLY DIVIDEND

ACTON, Mass., Oct. 28, 2013 /PRNewswire/ -- Psychemedics Corporation (NASDAQ: PMD) today announced third quarter financial results for the period ended September 30, 2013. The Company also announced a quarterly dividend of $0.15 per share payable to shareholders of record as of November 11, 2013 to be paid on November 22, 2013. This will be the Company's 69th consecutive quarterly dividend.

The Company's revenue for the quarter ended September 30, 2013 was $7.1 million versus $6.5 million for the quarter ended September 30, 2012, an increase of 9%. Net income for the quarter ended September 30, 2013 was $1.05 million or $0.20 per diluted share, versus $878 thousand or $0.17 per diluted share, for the comparable period last year, an increase of 20%. The Company's revenue for the nine months ended September 30, 2013 was $20.4 million versus $19.6 million for the nine months ended September 30, 2012, an increase of 4%. Net income for the nine months ended September 30, 2013 was $2.9 million or $0.55 per diluted share, versus $2.7 million or $0.51 per diluted share, for the comparable period last year, an increase of 9%.

Raymond C. Kubacki, Chairman and Chief Executive Officer, said,

"We are very pleased to report a 20% growth in earnings for the quarter. In addition, we achieved record sales for the second quarter in a row. Our new business growth continues to be robust, coming from several different industry segments. In addition, the pre-tax margins were strong at 25%.

"We continue to have a strong balance sheet with more than $2.8 million in cash and cash equivalents as of September 30, 2013 with no long term debt, despite heavy investment in new equipment and software over the last two years.

"Our directors share our confidence in the long-term future of Psychemedics and remain committed to rewarding shareholders and sharing the financial success of the Company with them as we move forward.

"Therefore, the Board has declared a $0.15 dividend for the quarter. This is our 69th consecutive quarterly dividend."

Psychemedics Corporation is the world's largest provider of hair testing for the detection of drugs of abuse. The Company's patented process is used by thousands of U.S. and international clients, including over 10% of the Fortune 500 companies, for pre-employment and random drug testing. Major police departments, Federal Reserve Banks, schools, and other public entities also rely on our unique patented drug testing process. We strongly believe our drug testing method to be superior to any other product currently in use, including traditional urine testing and other hair testing methods.

The Psychemedics web site is www.psychemedics.com.

Cautionary Statement for purposes of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995: From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties. In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning earnings, earnings per share, revenues, dividends, future business, growth opportunities, new accounts, customer base, market share, test volume and sales and marketing strategies) may be "forward looking" statements. Actual results may differ from those stated in any forward-looking statements. Factors that may cause such differences include but are not limited to risks associated with the development of markets for new products and services offered, government regulation, including but not limited to FDA regulations, competition and general economic conditions and other factors disclosed in the Company's filings with the Securities and Exchange Commission.

Contact:	Neil Lerner
Vice President of Finance
(978) 206-8220
Neill@psychemedics.com

Psychemedics Corporation Statements of Income and Comprehensive Income (UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Revenues	$7,055,202	$6,459,775	$20,386,381	$19,565,350
Cost of revenues	2,879,150	2,742,072	8,644,109	8,079,141

Gross profit	4,176,052	3,717,703	11,742,272	11,486,209

Operating Expenses:
General & administrative	1,075,133	921,891	3,075,794	2,921,880
Marketing & selling	1,158,355	1,067,768	3,435,257	3,413,388
Research & development	203,265	297,090	558,011	679,031

Total Operating Expenses	2,436,753	2,286,749	7,069,062	7,014,299

Operating income	1,739,299	1,430,954	4,673,210	4,471,910
Other income	280	447	91,993	1,442

Net income before provision for income taxes	1,739,579	1,431,401	4,765,203	4,473,352

Provision for income taxes	687,579	552,920	1,827,932	1,766,336

Net income and comprehensive income	$1,052,000	$878,481	$2,937,271	$2,707,016

Basic net income per share	$0.20	$0.17	$0.55	$0.52

Diluted net income per share	$0.20	$0.17	$0.55	$0.51

Dividends declared per share	$0.15	$0.15	$0.45	$0.45

Weighted average common shares outstanding, basic	5,312,105	5,272,428	5,301,330	5,256,240

Weighted average common shares outstanding, diluted	5,330,515	5,289,808	5,314,224	5,266,237

Psychemedics Corporation Balance Sheets (UNAUDITED)

	September 30,	December 31,
	2013	2012

ASSETS
Current Assets:
Cash and cash equivalents	$2,842,741	$3,065,785
Accounts receivable, net of allowance for doubtful accounts
of $179,915 in 2013 and $121,583 in 2012	5,293,505	4,620,768
Prepaid expenses and other current assets	1,055,363	823,274
Income tax receivable	--	854,212
Deferred tax assets	365,094	209,877

Total Current Assets	9,556,703	9,573,916
Fixed Assets, net of accumulated amortization and depreciation
of $5,018,365 in 2013 and $4,395,605 in 2012	4,954,481	4,201,409
Other assets	552,955	345,293

Total Assets	$ 15,064,139	$ 14,120,618

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$577,081	$669,789
Accrued expenses	1,598,457	1,413,541

Total Current Liabilities	2,175,538	2,083,330

Deferred tax liabilities, long-term	814,619	814,619
Total Liabilities	2,990,157	2,897,949

Shareholders' Equity:
Preferred-stock, $0.005 par value, 872,521 shares authorized,
no shares issued or outstanding	--	--
Common stock, $0.005 par value; 50,000,000 shares authorized
5,981,896 shares issued in 2013 and 5,940,558 shares issued in 2012	29,910	29,703
Additional paid-in capital	28,756,444	28,460,764
Accumulated deficit	(6,630,583)	(7,186,009)
Less - Treasury stock, at cost, 668,130 shares in 2013 and 2012	(10,081,789)	(10,081,789)

Total Shareholders' Equity	12,073,982	11,222,669

Total Liabilities and Shareholders' Equity	$15,064,139	$14,120,618